Exhibit 99.2

           ECSI PRESIDENT TO SPEAK AT INTERNATIONAL PORT CONFERENCE IN
                               ALEXANDRIA, EGYPT

Clifton, NJ_ February 16, 2005 - Electronic Control Security, Inc. (OTC:EKCS) a leading provider of electronic security systems to the government, defense, and private sectors, today announced its President & CEO, Arthur Barchenko will address the 21st International Port Conference in Alexandria, Egypt on February 21st. The conference, which runs from February 20th to the 22nd, is titled "Sea
Ports: Challenges & Future Prospects" and attracts an international representation including Africa.

Mr. Barchenko will present his White Paper which outlines a multi-phased approach for a port facility encompassing all aspects of a security program from assessments to security plans and incident response plan. "This is an exciting opportunity and we are looking forward to presenting ECSI's approach on port and cargo security to an international audience," said Mr. Barchenko. "It's extremely important that our concept and the benefits to be derived by implementing a totally integrated security solution for the maritime industry meet Dept. of Homeland Security objectives in line with the new security measures adopted by the International Maritime Organization (IMO)."

ECSI's security solutions include the Fiber Optic Intelligence Detection System (FOIDS(R)), Infrared Perimeter Intrusion Detection System (IPIDS(R)), Marine Fiber Optic Intrusion Detection System (MARINET(TM)), Human Detection System
(HDS) utilizing Doppler radar, Omni directional video assessment and tracking system, and Integrated Detection and Monitoring System (IDMS(TM)) for command and control centers.

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company also has teaming agreements with Athena Ltd., ADT Federal Systems, ARINC, SRH Marine, Resource Consultants Inc., and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to http://www.anti-terrorism.com.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-737-9803
jlipman@lipmangrp.com